Exhibit 10.1

September 30, 2004

Mr. Claude L. Roberge
10550 Parkway Blvd.
Ville d’Anjou, Québec
H1J 2K4

Dear Claude,

I am confirming the timetable and responsibilities for the duration of your employment with North Safety Products Limited (the “Company”), which will, unless earlier terminated by the Company or you for any reason, end on December 31, 2005.

1-              Until December 31, 2004;

Your responsibilities, remuneration, bonus plan, fringes, etc. to remain the same as in effect on the date of this letter and payable in the same form and same instalments. To the extent required by the Labour Laws of Québec and as long as you remain an employee of the Company through December 31, 2004,  you will be entitled to receive in January 2005, 8% of your earned income from May 1, 2004 to December 31, 2004 which represents your vacation entitlement as an employee of the Company. At December 31, 2004 you shall resign as an officer and director of the Company.

2-              From January 1, 2005 to December 31, 2005;

a-              You will no longer have any operational responsibility or authority for the Company or any of its affiliates.

b-             You will act as consultant on an “As Required Basis” and as requested by the Company, not to exceed 10 days a month with a minimum 20 days advance notice.

c-              Base salary, fringes including group insurance programs (other than disability programs), RRSP, to continue in same instalments as per the current policy and to the extent permitted by the terms of any benefit plan, but you will not be entitled to any bonus for calendar year 2005.

d-             Re-imbursement of travel, entertainment and automobile expenses to be re-paid on a monthly basis after submission of valid invoices and receipts in accordance with Company policy.

e-              An office will be made available to you, at your request.

3-              In the event that your employment with the Company is terminated at any time after the date hereof, you shall be entitled to receive the payments specified in Section 1 and Section 2 (c) , as and when specified therein, but you shall not be entitled to any other salary, compensation, remuneration, severance, payment in lieu of notice, indemnity in lieu of notice or other payment from the Company or any of its affiliates; provided that, notwithstanding anything herein to the contrary, you shall not be entitled to any payments pursuant to Section 1 or Section 2 from and after the date that your employment is terminated with cause.

4-              You will continue to report to Sid Ellis.

5-              Confidential Information

(a)          You acknowledge that the information, observations and data obtained by you while employed by the Company (whether prior to or after the date of the Agreement) concerning the business or affairs of the Company or any other affiliate thereof (“Confidential Information”) are the property of the Company and that such Confidential Information is exclusively the property of the Company. Therefore, you agree that you shall not disclose to any unauthorized person or use for your own purposes any Confidential Information without the prior written consent of the Company’s board of directors, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omission. You shall deliver to the Company at the date you cease to be a service provider to the Company (the “Termination Date”), or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product or the business of the Company or any affiliate thereof which you may then possess or have under your control.

(b)         You understand that the Company and its affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period you are a service provider for the Company and thereafter, and without in any way limiting the provisions of paragraph 5(a) above, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work), Third Party Information unless expressly authorized by the board in writing.

(c)          From and after the date hereof through and including the Termination Date, you will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom you have an obligation of confidentiality, and will not bring onto the premises of the Company or any of the Company’s affiliates any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by the former employer or person. You will use in the performance of your duties only information which is (i) generally known and used by persons with training and experience comparable to you and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or any of its subsidiaries or (iii) in the case of materials, property or information belonging to any former employer or other person to whom you have an obligation of confidentiality, approved for such use in writing by such former employer or person.

6-     Non-Compete, Non-Solicitation

(a)          In further consideration of the compensation to be paid to you hereunder, in further consideration of the compensation previously paid to you in your capacity as a service provider of the Company, and in further consideration for the purchase price paid to you by affiliates of the Company in connection with their acquisition of Arkon Safety Equipment, you acknowledge that in the course of your employment with the Company or any of its affiliates, you have and shall become familiar with the Company’s and affiliates’ trade secrets and with other Confidential Information concerning the Company and its affiliates and that your services have been and shall be of special, unique and extraordinary value to the Company and its affiliates. Therefore, you agree from the date hereof until December 31, 2010 (the “Non-compete Period”), that you shall not directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company and its affiliates, within the United-States or Canada.

(b)         During the Non-compete Period, you shall not directly or indirectly induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any affiliate to do business with you (or any person or entity to whom you are rendering services for or acting on its behalf) or to cease doing business with the Company or such affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any affiliate (including, without limitation, making any negative statements or communications about the Company or its affiliates).

(c)          If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You agree that the restrictions contained in this paragraph 6 are reasonable under the circumstances existing on the date hereof.

(d)         In the event of the breach or a threatened breach by you of any of the provisions of this paragraph 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by you of this paragraph 6, the Non-compete Period shall be extended for a period of time equal to the length of such breach or violation.

(e)          You acknowledge that the provisions of this paragraph 6 are in consideration of employment with the Company and additional good and valuable consideration as set forth in this agreement. In addition, you agree and acknowledge that the restrictions contained in paragraph 6 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on you to earn a living. Furthermore , you acknowledge and agree that the covenants and agreements contained in this Section 6 are in addition to, and not in lieu of, your covenants and agreements set forth in any employment agreement to which you are a party. In addition, you agree and acknowledge that the potential harm to the Company of the non-enforcement of paragraph 6 outweighs any potential harm to you of it’s enforcement by injunction or otherwise. You acknowledge that you have carefully read this agreement and have given careful consideration to the restraints imposed upon you by this agreement, and are in full accord as to their necessity for the reasonable and proper protection of Confidential Information of the Company now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this agreement is reasonable with respect to subject matter, time period and geographical area. You further acknowledge that the provisions of this paragraph 6 are separate and independent of the other paragraphs of this agreement.

7.               Each party acknowledges and agrees that it has voluntarily agreed to the arrangements and agreements specified in this agreement after an opportunity to consult with an attorney. You agree that the arrangements specified in paragraphs 1 and 2 shall not constitute “Good Reason” termination by you or termination without “Cause” by the Company within the meaning of any employment or benefit agreement, plan or arrangement to which you are a party or otherwise subject or under applicable law.

8.               This agreement shall be construed in accordance with the internal laws, but not the laws of conflicts, of the Province of Quebec. This agreement may be executed in multiple counterparts (including by facsimile or e-mail transmission), all of which taken together shall constitute one and the same original. The terms of this agreement may not be amended, modified, supplemented or waived without the prior written consent of the Company and you. Except as otherwise specified herein, this agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and expressly supersedes all prior understandings between the parties with respect to the subject matter hereof.

If you are in agreement with the foregoing, please sign and return to me, and when received by you, this shall constitute the valid and binding obligation of the parties hereto.

/s/ Claude Vézina
Claude Vézina
Vice President, Human Resources

Agreed	/s/ Claude L. Roberge	Date	September 30, 2004
Claude L. Roberge